UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):                      January 10, 2007

MRS. FIELDS FAMOUS BRANDS, LLC
(Exact name of registrant as specified in charter)

DELAWARE	333-115046	80-0096938
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2855 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121-1050
801-736-5600
(Address of Principal Executive Offices and Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 5.02             DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b)           Effective January 10, 2007, the Board of Managers of Mrs. Fields Famous Brands, LLC (the “Company”) accepted the resignation of Mark McBride as Chief Accounting Officer and Treasurer, with gratitude for his service to the Company.  Mr. McBride also resigned from the positions that he held on behalf of certain of the Company’s parent entities and subsidiaries.

Also effective January 10, 2007, the Board of Managers of the Company appointed Greg Barber as the Company’s Chief Financial Officer and Treasurer.  The Company has not entered into or amended any employment agreement with Mr. Barber, age 34, as a result of the appointment.  Mr. Barber joined the Company in May of 2005 as its Vice President of Strategy and Business Development.  Mr. Barber was Director of Strategy at NCH Corporation from October of 2002 to May of 2005, and a Consultant at Bain and Company from August 2000 to September 2002.  Neither Mr. Barber nor any immediate family member of Mr. Barber has been a party to any transaction or currently proposed transaction with the Company that is reportable under Item 404(a) of Regulation S-K during his employment with the Company.

Mr. McBride will be assisting the Company during a transition period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MRS. FIELDS FAMOUS BRANDS, LLC

/s/ Michael Ward
Michael Ward
Executive Vice President and Chief Legal Officer

Date: January 12, 2007